Exhibit 99.7
Joint Filing Agreement
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the common units, representing limited partner interests, of MarkWest Energy Partners, L.P., a limited partnership organized and existing under the laws of Delaware, and further agree that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 18, 2015.

Dated: November 18, 2015		MPLX LP

	By:	MPLX GP LLC,
its general partner

	By:	/s/ J. Michael Wilder
	Name:	J. Michael Wilder
	Title:	Vice President, General Counsel and Secretary

MPLX GP LLC

	By:	/s/ J. Michael Wilder
	Name:	J. Michael Wilder
	Title:	Vice President, General Counsel and Secretary

Sapphire Holdco LLC

	By:	/s/ Molly R. Benson
	Name:	Molly R. Benson
	Title:	Assistant Secretary

Marathon Petroleum Corporation

	By:	/s/ J. Michael Wilder
	Name:	J. Michael Wilder
	Title:	Vice President, General Counsel and Secretary